Underlying supplement no. 970 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated October 17, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

The MSCI EAFE Index® (MXEA)

General

Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to an index. This underlying supplement no. 970 describes the MSCI EAFE Index® (the “Index”). The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Index set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meanings given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplement.

Investing in notes linked to the Index involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 970 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 970, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

October 17, 2007

“MSCI EAFE Index” is a registered trademark of Morgan Stanley Capital International Inc. (“MSCI”) and has been licensed for use by Lehman Brothers Holdings Inc. The notes which are linked to the performance of the MSCI EAFE Index®, are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the notes.

Underlying Supplement

Risk Factors	US-1
The MSCI EAFE Index®	US-3

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

The relevant terms supplements, this underlying supplement no. 970, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 970, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements and the relevant underlying supplement, this product supplement no. 800-I and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, this underlying supplement no. 970 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of the National Association of Securities Dealers, Inc. (the “NASD”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this underlying supplement no. 970, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

US-i

In this underlying supplement no. 970, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-ii

RISK FACTORS

Your investment in the notes will involve certain risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

MSCI may adjust the Index in a way that affects its level and adversely affects the value of your notes, and MSCI has no obligation to consider your interests.

MSCI, the publisher of the Index, is responsible for calculating and maintaining the Index. We are not affiliated with MSCI in any way (except for licensing arrangements discussed below in “The MSCI EAFE Index®”) and have no way to control or predict its actions including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index.

MSCI can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that changing the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, MSCI may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your notes. MSCI has no obligation to consider your interests in calculating or revising the Index. See “The MSCI EAFE Index®.”

Neither Lehman Brothers nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or MSCI contained in this underlying supplement or any public disclosure of information by MSCI. You, as an investor in the notes, should make your own investigation into the Index and MSCI.

We cannot control actions by the companies whose common stocks or other equity securities make up the Index.

We are not affiliated with any of the companies whose stock is included in the MSCI EAFE Index®. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to MSCI or any of the companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Index.

Investing in the notes is not equivalent to investing in the securities underlying the Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities that make up the Index would have.

Changes that affect the Index will affect the market value of the notes and the amount you will receive at maturity.

MSCI’s policies concerning (i) the calculation of the Index, (ii) additions, deletions or substitutions of the component stocks of the Index and (iii) the manner in which changes affecting the component stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if MSCI changes these policies, for example by changing the manner in which it calculates the Index, or if MSCI discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the notes.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in exchange rates that might affect the MSCI EAFE Index®.

Although the stocks composing the MSCI EAFE Index® are traded in currencies other than U.S. dollars, and the notes, which are linked to the Index, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant terms supplement, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that make up the MSCI EAFE Index® are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Notes linked in part to the MSCI EAFE Index® will have exposure to fluctuations in foreign exchange rates.

Because the MSCI EAFE Index® is denominated in U.S. dollars, but its components stocks are denominated in foreign currencies, you will have foreign currency exposure. The value of your notes will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the MSCI EAFE Index® are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, the value of your notes may increase or decrease at maturity.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE MSCI EAFE INDEX®

We have derived all information regarding the MSCI EAFE Index® contained in this underlying supplement no. 970 including, without limitation, its make-up, method of calculation, and changes in its components, from the MSCI Standard Index Series Methodology Book published by MSCI and other publicly available information. Such information reflects the policies of, and is subject to change by, MSCI. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Index may be obtained at the MSCI website (www.mscibarra.com). Information contained in the MSCI website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the MSCI EAFE Index® at any time from the Bloomberg Financial Markets page “MXEA <Index> <Go>“ or from the MSCI web site at www.mscibarra.com.

Composition and Calculation of the MSCI EAFE Index®

The MSCI EAFE Index® (MXEA) is a market capitalization index that is intended to provide performance benchmarks for selected developed equity markets in Europe, Asia, Australia and the Far East. The Index was launched on December 31, 1969 at an initial value of 100 and currently consists of 21 MSCI country indices, representing equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As of October 16, 2007, the identity and country weight of the five largest countries represented in the Index (which are subject to change from time to time as described below “—Maintenance of the MSCI EAFE Index) are as follows: United Kingdom (22.73%), Japan (20.41%), France (10.25%), Germany (8.57%), and Australia (6.87%). The MSCI EAFE Index® is calculated daily in U.S. dollar and published in real time every 60 seconds during market trading hours.

Index Calculation

The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities constituting the MSCI country indices for 21 selected countries. Each MSCI EAFE component country index is a sampling of equity securities across industry groups in such country’s equity markets. Prices used to calculate the Index component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM Reuters at 4:00 p.m., London time. The U.S. dollar value of the Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Index component securities.

Selection Criteria

MSCI undertakes an index construction process, which involves: (i) defining the equity universe, (ii) adjusting the total market capitalization of all securities in the universe for free float available to foreign investors, (iii) classifying the universe of securities under the Global Industry Classification Standard (the “GICS”), and (iv) selecting securities for inclusion according to MSCI’s Index construction rules and guidelines.

Defining the Universe

The index construction process starts at the country level, with the identification of all listed securities for that country. MSCI classifies a company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds and equity derivatives, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

Adjusting the Total Market Capitalization of Securities in the Universe for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe using publicly available information. The process of free float adjusting market capitalization involves (i) defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float, (ii) assigning a free float-adjustment factor to each security, and (iii) calculating the free float-adjusted market capitalization of each security.

Classifying Securities Under the GICS

In addition to the free float-adjustment of market capitalization, all securities in the universe are assigned to the industry that MSCI believes best describes their business activities. The GICS provides a comprehensive classification scheme to industries worldwide.

Selecting Securities for Index Inclusion

In order to ensure a broad and fair representation in the indices of diverse business activities, MSCI follows a “bottom-up” approach to index construction, building indices from the industry group level up.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the analysis of:

•	Each company’s business activities and the diversification that its securities would bring to the index.

•

The size (based on free float-adjusted market capitalization) and liquidity of securities. MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

•	The estimated free float for the company and its individual share classes. In general, only securities of companies with estimated free float greater than 15% are considered for inclusion.

The free float of a security is the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: (i) strategic and other shareholdings not available for purchase by foreigners and (ii) limits on share ownership for foreigners.

Maintenance of the MSCI EAFE Index®

The MSCI indices are maintained with the objective of reflecting changes in the relevant underlying equity markets on a timely basis. In maintaining the MSCI indices, emphasis is also placed on continuity, reliability and minimizing turnover in the indices. Maintaining the indices involves many aspects, including additions to and deletions from the indices and changes in number of shares and change in Foreign Inclusion Factors (“FIFs”) as a result of updated free float estimates.

Generally, index maintenance can be described by three broad categories of implementation of changes.

Annual Full Country Index Review

The annual full component country index review includes a reappraisal of the free float-adjusted industry group representation within a country relative to the 85% target (i.e., MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country), a detailed review of the shareholder information used to estimate free float for Index component and non-component securities, updating the minimum size guidelines for new and existing Index component securities, as well as changes typically considered for quarterly index reviews. During a full component country index review, securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Index component securities changes during quarterly index reviews as discussed above. The annual review is conducted once every 12 months and implemented at the close of the last business day of May. The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

Quarterly Index Review

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full component country index review due to their importance.

These quarterly index reviews may result in additions and deletions of Index component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Index component securities may result from:

•

the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group;

•

the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately;

•	the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering;

•	the replacement of companies which are no longer suitable industry representatives;

•

the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event (other than conversion of share classes or merger of different share classes) and that do not meet specified criteria;

•	the deletion of securities that have become very small or illiquid;

•	the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and

•	the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Index component securities may result from:

•	large market transactions involving strategic shareholders that are publicly announced;

•	secondary offerings that, given lack of sufficient notice, were not reflected immediately;

•	increases in foreign ownership limits;

•	decreases in foreign ownership limits not applied earlier;

•	corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa;

•

updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event;

•	large conversions of exchangeable bonds and other similar securities into already existing shares;

•	the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and

•	changes in the foreign inclusion factor as a result of other events of similar nature.

Adjustments for small changes in a Index component security’s shares outstanding are generally deferred to the quarterly index review, and may result from, for example, exercise of options or warrants,

conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates per year. These dates are the close of the last business day of February, August and November. Any country may be impacted at the quarterly index review. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

Ongoing Event-Related Changes

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event.

All changes resulting from the corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., U.S. Eastern Standard Time (EST).In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events. In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of a relevant subscription period and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available. Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation.

Discontinuation of The MSCI EAFE Index®; Alteration of Method of Calculation

If MSCI discontinues publication of the Index and MSCI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE Index® (such index being referred to herein as an “MSCI EAFE Index® Successor Index”), then the MSCI EAFE Index® closing level will be determined by reference to the level of such MSCI EAFE Index® Successor Index at the close of trading on the relevant exchange or market for the MSCI EAFE Index® Successor Index on each relevant Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements. Upon any selection by the calculation agent of an MSCI EAFE Index® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If MSCI discontinues publication of the MSCI EAFE Index® prior to, and such discontinuation is continuing on, an Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no MSCI EAFE Index® Successor Index is available at such time, or the calculation agent has previously selected an MSCI EAFE Index® Successor Index and publication of such MSCI EAFE Index® Successor Index is discontinued prior to, and such discontinuation is continuing on, such Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if MSCI (or the publisher of any MSCI EAFE Index® Successor Index) fails to calculate and publish a closing level for The MSCI EAFE Index® (or any MSCI EAFE Index® Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the MSCI EAFE Index® or MSCI EAFE Index® Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the Index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the MSCI EAFE Index® or MSCI EAFE Index® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the MSCI EAFE Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings, Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc. obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the MSCI EAFE Index® or any Successor Index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the MSCI EAFE Index® or an MSCI EAFE Index® Successor Index, or the level thereof, is changed in a material respect, or if the MSCI EAFE Index® or an MSCI EAFE Index® Successor Index is in any other way modified so that the MSCI EAFE Index® or such MSCI EAFE Index® Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the MSCI EAFE Index® or such MSCI EAFE Index® Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the MSCI EAFE Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the MSCI EAFE Index® or such MSCI EAFE Index® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the MSCI EAFE Index® or such MSCI EAFE Index® Successor Index, as adjusted. Accordingly, if the method of calculating the MSCI EAFE Index® or an MSCI EAFE Index® Successor Index is modified so that the level of the MSCI EAFE Index® or such MSCI EAFE Index® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the MSCI EAFE Index®), then the calculation agent will adjust its calculation of the MSCI EAFE Index® or such MSCI EAFE Index® Successor Index in order to arrive at a level of the MSCI EAFE Index® or such MSCI EAFE Index® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with the MSCI

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with MSCI, which would grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use The MSCI EAFE Index® in connection with certain products, including the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF OR THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.